loanDepot announces fourth quarter and year-end 2023 financial results

Vision 2025 productivity improvements more than offset market-driven revenue decline, resulting in 61% reduction in annual net loss. Company exits 2023 with strong liquidity position.
Full-year 2023 highlights:

•Revenue decreased $282 million or 22% to $974 million from 2022, primarily driven by lower market volume; growth in servicing income and HELOC revenue as well as higher gain on sale margin partially offset the impact of volume decrease.
•Total expenses decreased $693 million or 36% to $1.25 billion, primarily driven by cost productivity improvements and lower origination volume; 2023 expenses included $27 million of restructuring charges, lease and other asset impairment charges and accruals related to the expected settlement of outstanding litigation.
•Annual net loss narrowed $375 million or 61% to $236 million.
•Adjusted annual net loss declined by $315 million or 69% to $142 million.

Fourth quarter 2023 highlights:

•Year-over-year revenue increased $59 million or 35% to $229 million primarily driven by higher servicing income, gain on sale margin and pull through weighted lock volume. Fourth quarter revenue decreased $37 million or 14% from third quarter 2023, primarily driven by seasonally lower volume partially offset by higher gain on sale margin.
•Year-over-year expenses decreased $41 million or 12% to $303 million primarily on lower personnel related expenses. Fourth quarter expenses decreased $3 million or 1% from third quarter 2023.
•During the quarter the company launched a supplemental cost reduction program targeting $120 million of annualized productivity improvements expected to benefit 2024. Through February 29, 2024, the company has confirmed approximately 86% of the planned improvements.
•Year-over-year net loss decreased from $158 million to $60 million. Quarterly net loss increased by $26 million from the third quarter of 2023 primarily due to seasonality.
•Year-over-year adjusted net loss decreased from $107 million to $27 million. Quarterly adjusted net loss increased by $1 million from the third quarter of 2023.
•Company reports cash balance of $661 million and continues to maintain strong liquidity profile.

IRVINE, Calif., March 12, 2023 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), a leading provider of lending solutions that make the American dream of homeownership more accessible and achievable for all, today announced results for the fourth quarter and year-ended December 31, 2023.

“loanDepot made substantial progress in 2023, significantly resetting its cost structure and making critical investments in our technology platforms and business processes, which we believe position us to capture the benefits of the eventual rebound in mortgage volumes,” said President and Chief Executive Officer Frank Martell.

“We are entering 2024 with a more durable revenue model built around a strong multi-channel origination business and a low cost, high-quality servicing platform that underpins our strategy of becoming a trusted partner for individuals and families on their homeownership journey. We will continue to aggressively pursue automation and productivity programs to support expanded operating leverage and continue to fund reinvestment in solutions that support the increasingly diverse communities that represent a growing number of homebuyers,” Martell added.

“During the course of 2023, we reduced our cost structure by $693 million,” said Chief Financial Officer David Hayes. “We expect significant additional benefits from our previously announced $120 million annualized cost reduction program during 2024. Our cost reset has allowed us to maintain a strong liquidity position and at the same time support reinvestment in critical platforms and programs. As the housing and mortgage markets begin to recover, we believe we enter 2024 positioned for success through a relentless focus on delivering against the pillars of Vision 2025.”

Fourth Quarter Highlights:

Financial Summary

	Three Months Ended			Year Ended
($ in thousands except per share data) (Unaudited)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Rate lock volume	$6,417,419	$8,295,935	$6,933,099	$32,155,455	$68,553,340
Pull through weighted lock volume(1)	4,407,386	5,685,209	4,196,894	21,475,262	45,164,915
Loan origination volume	5,370,708	6,083,143	6,382,743	22,671,731	53,778,456
Gain on sale margin(2)	2.43%	2.74%	1.45%	2.60%	1.63%
Pull through weighted gain on sale margin(3)	2.96%	2.93%	2.21%	2.75%	1.94%
Financial Results
Total revenue	$228,626	$265,661	$169,655	$974,022	$1,255,796
Total expense	302,571	305,128	343,735	1,252,330	1,945,773
Net loss	(59,771)	(34,262)	(157,762)	(235,512)	(610,385)
Diluted loss per share	$(0.16)	$(0.09)	$(0.46)	$(0.63)	$(1.75)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$251,450	$266,363	$188,501	$1,019,714	$1,216,041
Adjusted net loss	(26,660)	(25,405)	(107,156)	(142,443)	(457,601)
Adjusted EBITDA (LBITDA)	14,957	20,497	(86,836)	18,907	(446,938)
(1)Pull through weighted rate lock volume is the principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Operational Highlights
•Quarterly non-volume related expenses increased $4.9 million since the third quarter of 2023, primarily due to higher restructuring related charges, lease and other asset impairment costs, and legal expenses.
•Incurred restructuring charges of $3.5 million and lease and other asset impairment charges of $0.8 million during the quarter for a total of $4.3 million, an increase of $2.1 million from the third quarter of 2023.
•Accrued $3.7 million of legal expenses related to the expected settlement of outstanding litigation compared to $2.0 million accrued during the third quarter of 2023.
•Pull through weighted lock volume of $4.4 billion for the fourth quarter of 2023, a decrease of $1.3 billion or 22% from the third quarter of 2023, resulting in quarterly total revenue of $228.6 million, a decrease of $37.0 million, or 14%, over the same period.
•Loan origination volume for the fourth quarter of 2023 was $5.4 billion, a decrease of $0.7 billion or 12% from the third quarter of 2023.
•Purchase volume increased to 76% of total loans originated during the fourth quarter, up from 71% of total loans originated during the third quarter of 2023 and flat to 76% of total loans originated during the fourth quarter of 2022.

•For the three months ending December 31, 2023, our preliminary organic refinance consumer direct recapture rate1 decreased to 58% from the third quarter’s refinance rate of 69%.
•Net loss for the fourth quarter of 2023 of $59.8 million as compared to net loss of $34.3 million in the third quarter of 2023. Net loss increased quarter over quarter primarily due to revenues decreasing more than the decrease in expenses.
•Adjusted net loss for the fourth quarter of 2023 was $26.7 million as compared to adjusted net loss of $25.4 million for the third quarter of 2023.

Outlook for the first quarter of 2024
•Origination volume of between $3.5 billion and $5.5 billion.
•Pull-through weighted rate lock volume of between $3.5 billion and $5.5 billion.
•Pull-through weighted gain on sale margin of between 270 basis points and 300 basis points.

Servicing

	Three Months Ended			Year Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Due to changes in valuation inputs or assumptions	$(71,195)	$68,651	$(10,094)	$2,227	$363,064
Due to collection/realization of cash flows	(34,433)	(38,502)	(37,427)	(149,211)	(230,449)
Realized (losses) gains on sales of servicing rights, net (1)	(192)	3,516	2,285	10,486	(3,663)
Net gain (loss) from derivatives hedging servicing rights	48,371	(69,353)	(8,752)	(47,919)	(323,309)
Changes in fair value of servicing rights, net	$(57,449)	$(35,688)	$(53,988)	$(184,417)	$(194,357)

Servicing fee income (2)	$132,482	$120,911	$107,221	$492,811	$449,150
(1)Includes the provision for sold MSRs.
(2)Servicing fee income for all quarters in 2023, has been adjusted to incorporate earnings credits, which were previously classified as part of net interest income.

1 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

	Three Months Ended			Year Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Balance at beginning of period	$2,038,654	$1,998,762	$2,013,269	$2,025,136	$1,999,402
Additions	62,158	80,068	73,256	277,387	647,716
Sales proceeds	(9,521)	(73,972)	(13,874)	(180,687)	(765,151)
Changes in fair value:
Due to changes in valuation inputs or assumptions	(71,195)	68,651	(10,094)	2,227	363,064
Due to collection/realization of cash flows	(34,433)	(38,502)	(37,427)	(149,211)	(230,449)
Realized gains on sales of servicing rights	55	3,647	6	10,866	10,554
Balance at end of period (1)	$1,985,718	$2,038,654	$2,025,136	$1,985,718	$2,025,136
(1)Balances are net of $14.0 million, $14.7 million, and $12.3 million of servicing rights liability as of December 31, 2023, September 30, 2023, and December 31, 2022, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec-23 vs Sep-23	Dec-23 vs Dec-22

Servicing portfolio (unpaid principal balance)	$145,090,199	$143,959,705	$141,170,931	0.8%	2.8%

Total servicing portfolio (units)	496,894	490,191	471,022	1.4	5.5

60+ days delinquent ($)	$1,392,606	$1,235,443	$1,421,722	12.7	(2.0)
60+ days delinquent (%)	1.0%	0.9%	1.0%

Servicing rights, net to UPB	1.37%	1.42%	1.43%

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec-23 vs Sep-23	Dec-23 vs Dec-22
Cash and cash equivalents	$660,707	$717,196	$863,956	(7.9)%	(23.5)%
Loans held for sale, at fair value	2,132,880	2,070,748	2,373,427	3.0	(10.1)
Servicing rights, at fair value	1,999,763	2,053,359	2,037,447	(2.6)	(1.8)
Total assets	6,151,048	6,078,529	6,609,934	1.2	(6.9)
Warehouse and other lines of credit	1,947,057	1,897,859	2,146,602	2.6	(9.3)
Total liabilities	5,446,564	5,309,594	5,688,461	2.6	(4.3)
Total equity	704,484	768,935	921,473	(8.4)	(23.5)

An increase in loans held for sale at December 31, 2023, resulted in a corresponding increase in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $3.1 billion at December 31, 2023, and $3.9 billion at September 30, 2023. Available borrowing capacity was $1.2 billion at December 31, 2023.

Consolidated Statements of Operations

($ in thousands except per share data)	Three Months Ended			Year Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
	(Unaudited)			(Unaudited)
REVENUES:
Interest income	$34,992	$37,253	$33,316	$133,263	$200,204
Interest expense	(33,686)	(36,770)	(29,676)	(130,145)	(150,897)
Net interest income	1,306	483	3,640	3,118	49,307

Gain on origination and sale of loans, net	113,185	148,849	82,547	524,521	748,540
Origination income, net	17,120	17,740	10,287	65,209	129,736
Servicing fee income	132,482	120,911	107,221	492,811	449,150
Change in fair value of servicing rights, net	(57,449)	(35,688)	(53,988)	(184,417)	(194,357)
Other income	21,982	13,366	19,948	72,780	73,420
Total net revenues	228,626	265,661	169,655	974,022	1,255,796

EXPENSES:
Personnel expense	132,752	141,432	165,626	573,010	1,027,008
Marketing and advertising expense	28,360	33,894	31,539	132,880	236,828
Direct origination expense	16,790	15,749	14,239	67,141	120,854
General and administrative expense	55,258	46,522	68,590	212,732	265,680
Occupancy expense	5,433	5,903	6,633	23,516	35,306
Depreciation and amortization	9,922	10,592	10,085	41,261	42,195
Servicing expense	8,572	8,532	6,633	27,687	53,106
Other interest expense	45,484	42,504	40,390	174,103	124,060
Goodwill impairment	—	—	—	—	40,736
Total expenses	302,571	305,128	343,735	1,252,330	1,945,773

Loss before income taxes	(73,945)	(39,467)	(174,080)	(278,308)	(689,977)
Income tax benefit	(14,174)	(5,205)	(16,318)	(42,796)	(79,592)
Net loss	(59,771)	(34,262)	(157,762)	(235,512)	(610,385)
Net loss attributable to noncontrolling interests	(32,578)	(17,663)	(80,492)	(125,370)	(337,365)
Net loss attributable to loanDepot, Inc.	$(27,193)	$(16,599)	$(77,270)	$(110,142)	$(273,020)

Basic loss per share	$(0.15)	$(0.09)	$(0.46)	$(0.63)	$(1.75)
Diluted loss per share	$(0.16)	$(0.09)	$(0.46)	$(0.63)	$(1.75)

Weighted average shares outstanding
Basic	178,888,225.00	175,962,804.00	168,617,732.00	174,906,063.00	156,030,350.00
Diluted	326,288,272.00	175,962,804.00	168,617,732.00	174,906,063.00	156,030,350.00

Consolidated Balance Sheets

($ in thousands)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$660,707	$717,196	$863,956
Restricted cash	85,149	114,765	116,545
Loans held for sale, at fair value	2,132,880	2,070,748	2,373,427
Derivative assets, at fair value	93,574	86,622	39,411
Servicing rights, at fair value	1,999,763	2,053,359	2,037,447
Trading securities, at fair value	92,901	89,334	94,243
Property and equipment, net	70,809	76,762	92,889
Operating lease right-of-use asset	29,433	32,558	35,668
Loans eligible for repurchase	711,371	639,806	634,677
Investments in joint ventures	20,363	18,778	20,410
Other assets	254,098	178,601	301,261
Total assets	$6,151,048	$6,078,529	$6,609,934

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$1,947,057	$1,897,859	$2,146,602
Accounts payable and accrued expenses	379,971	462,521	488,696
Derivative liabilities, at fair value	84,962	49,742	67,492
Liability for loans eligible for repurchase	711,371	639,806	634,677
Operating lease liability	49,192	53,579	61,675
Debt obligations, net	2,274,011	2,206,087	2,289,319
Total liabilities	5,446,564	5,309,594	5,688,461
EQUITY:
Total equity	704,484	768,935	921,473
Total liabilities and equity	$6,151,048	$6,078,529	$6,609,934

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Loan origination volume by type:
Conventional conforming	$2,830,776	$3,158,107	$3,823,857	$12,206,382	$35,931,625
FHA/VA/USDA	2,062,928	2,354,630	2,104,409	8,434,095	12,769,696
Jumbo	81,591	126,408	242,785	487,142	4,197,841
Other	395,413	443,998	211,692	1,544,112	879,294
Total	$5,370,708	$6,083,143	$6,382,743	$22,671,731	$53,778,456

Loan origination volume by purpose:
Purchase	$4,071,761	$4,337,476	$4,864,187	$16,474,927	$29,333,525
Refinance - cash out	1,221,538	1,660,578	1,432,195	5,821,102	19,613,365
Refinance - rate/term	77,409	85,089	86,361	375,702	4,831,566
Total	$5,370,708	$6,083,143	$6,382,743	$22,671,731	$53,778,456

Loans sold:
Servicing retained	$3,825,478	$4,175,126	$4,165,552	$15,222,156	$38,461,896
Servicing released	1,572,369	2,092,762	2,634,855	7,918,029	20,855,416
Total	$5,397,847	$6,267,888	$6,800,407	$23,140,185	$59,317,312

Fourth Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss its earnings results.

The conference call can also be accessed by dialing (800) 715-9871, Conference ID: 9881136. Please call five minutes in advance to ensure that you are connected prior to the call. A webcast can also be accessed at https://events.q4inc.com/attendee/248239049

A replay of the webcast will be made available on the Investor Relations website following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share (if dilutive), and Adjusted EBITDA (LBITDA). We exclude from these non-GAAP financial measures the change in fair value of MSRs and related hedging gains and losses as they represent non-cash, unrealized adjustments resulting from changes in valuation assumptions, mostly due to changes in market interest rates, and are not indicative of the Company’s operating performance or results of operation. We also exclude stock-based compensation expense, which is a non-cash expense, gains or losses on extinguishment of debt and disposal of fixed assets, non-cash goodwill impairment, and other impairment charges to intangible assets and operating lease right-of-use assets, as well as certain costs associated with our restructuring efforts, as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense),” as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. Adjustments to Diluted Weighted Average Shares Outstanding assumes the pro forma conversion of weighted average Class C shares to Class A common stock. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S.

GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Total net revenue	$228,626	$265,661	$169,655	$974,022	$1,255,796
Change in fair value of servicing rights, net of hedging gains and losses(1)	22,824	702	18,846	45,692	(39,755)
Adjusted total revenue	$251,450	$266,363	$188,501	$1,019,714	$1,216,041
(1)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Net loss attributable to loanDepot, Inc.	$(27,193)	$(16,599)	$(77,270)	$(110,142)	$(273,020)
Net loss from the pro forma conversion of Class C common shares to Class A common stock (1)	(32,578)	(17,663)	(80,492)	(125,370)	(337,365)
Net loss	(59,771)	(34,262)	(157,762)	(235,512)	(610,385)
Adjustments to the benefit for income taxes(2)	7,776	4,845	25,339	32,872	92,337
Tax-effected net loss from the pro forma conversion of Class C common shares to Class A common stock	(51,995)	(29,417)	(132,423)	(202,640)	(518,048)
Change in fair value of servicing rights, net of hedging gains and losses(3)	22,824	702	18,846	45,692	(39,755)
Stock-based compensation expense	6,375	3,940	8,789	21,993	20,583
Restructuring charges(4)	3,517	2,004	5,178	11,811	25,126
Gain on extinguishment of debt	—	(1,651)	—	(1,690)	(10,528)
Loss on disposal of fixed assets	325	93	1,568	1,430	12,594
Goodwill impairment	—	—	—	—	40,736
Other impairment	455	129	2,388	925	17,500
Tax effect of adjustments(5)	(8,161)	(1,205)	(11,502)	(19,964)	(5,809)
Adjusted net loss	$(26,660)	$(25,405)	$(107,156)	$(142,443)	$(457,601)

(1)Reflects net loss to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax benefit reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Year Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	2.87%	6.43%	10.48%	5.22%	6.37%
Effective income tax rate	23.87%	27.43%	31.48%	26.22%	27.37%

(3)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.
(4)Reflects employee severance expense and professional services associated with restructuring efforts subsequent to the announcement of Vision 2025 in July 2022.
(5)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding ($ in thousands except per share data) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Net loss attributable to loanDepot, Inc.	$(27,193)	$(16,599)	$(77,270)	$(110,142)	$(273,020)
Adjusted net loss	(26,660)	(25,405)	(107,156)	(142,443)	(457,601)

Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	326,288,272	175,962,804	168,617,732	174,906,063	156,030,350
Assumed pro forma conversion of weighted average Class C shares to Class A common stock (1)	—	147,171,089	150,278,656	147,789,060	163,541,101
Adjusted diluted weighted average shares outstanding	326,288,272	323,133,893	318,896,388	322,695,123	319,571,451
(1)Reflects the assumed pro forma exchange and conversion of anti-dilutive Class C common shares. For the three months ended December 31, 2023, Class C common shares were dilutive and included in diluted weighted average shares of Class A common stock outstanding in the table above.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (LBITDA) ($ in thousands) (Unaudited)	Three Months Ended			Year Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Net loss	$(59,771)	$(34,262)	$(157,762)	$(235,512)	$(610,385)
Interest expense - non-funding debt (1)	45,484	42,504	40,390	174,103	124,060
Income tax benefit	(14,174)	(5,205)	(16,318)	(42,796)	(79,592)
Depreciation and amortization	9,922	10,592	10,085	41,261	42,195
Change in fair value of servicing rights, net of hedging gains and losses(2)	22,824	702	18,846	45,692	(39,755)
Stock-based compensation expense	6,375	3,940	8,789	21,993	20,583
Restructuring charges	3,517	2,004	5,178	11,811	25,126
Loss on disposal of fixed assets	325	93	1,568	1,430	12,594
Goodwill impairment	—	—	—	—	40,736
Other impairment (recovery)	455	129	2,388	925	17,500
Adjusted EBITDA (LBITDA)	$14,957	$20,497	$(86,836)	$18,907	$(446,938)

(1)Represents other interest expense, which includes gain on extinguishment of debt and amortization of debt issuance costs, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, our business strategies, including the Vision 2025 plan, including our expanded productivity program, our progress toward run-rate profitability, our HELOC product, financial condition and liquidity, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate," “project,” or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including but not limited to, the following: our ability to achieve the expected benefits of our Vision 2025 plan and the success of our cost-reduction initiatives, such as the expanded productivity program; our ability to achieve run-rate profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; impacts of cybersecurity incident, cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including increases in interest rate levels; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; and other risks detailed in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot (NYSE: LDI) is a leading provider of lending solutions that make the American dream of homeownership more accessible and achievable for all, especially the increasingly diverse communities of first-time homebuyers, through a broad suite of lending and real estate services that simplify one of life's most complex transactions. Since its launch in 2010, the company has been recognized as an innovator, using its industry-leading technology to deliver a superior customer experience. Our digital-first approach makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the largest non-bank lenders in the country, loanDepot and its mellohome operating unit offer an integrated platform of lending, loan servicing, real estate and home services that support customers along their entire homeownership journey. Headquartered in Southern California and with hundreds of local market offices nationwide, loanDepot’s passionate team is dedicated to making a positive difference in the lives of their customers every day.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024

rebeccaanderson@loandepot.com

LDI-IR